As filed with the Securities and Exchange Commission on April 6, 2022

Registration No. 333-251890

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SOC TELEMED, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	84-3131208
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

2411 Dulles Corner Park, Suite 475

Herndon, Virginia 20171

(Address of Principal Executive Offices) (Zip Code)

 SOC Telemed, Inc. 2020 Equity Incentive Plan

SOC Telemed, Inc. 2020 Employee Stock Purchase Plan

Specialists On Call, Inc. 2014 Equity Incentive Plan

(Full Title of the Plan)

Christopher M. Gallagher

Chief Executive Officer

SOC Telemed, Inc.

2411 Dulles Corner Park, Suite 475
Herndon, Virginia 20171

(Name and Address of Agent for Service)

(866) 483-9690

(Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Eunice J. Kim General Counsel SOC Telemed, Inc. 2411 Dulles Corner Park, Suite 475 Herndon, Virginia 20171 (866) 483-9690	Ryan K. Brissette Kirkland & Ellis LLP 601 Lexington Avenue New York, NY 10022 (212) 446 4934

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐

EXPLANATORY NOTE

This post-effective amendment deregisters all shares of Class A common stock, par value $0.0001 per share (“Class A common stock”), of SOC Telemed, Inc., a Delaware corporation (the “Registrant”), and any other securities remaining unissued, under the Registration Statement on Form S-8 (No. 333-251890) (the “Registration Statement”), which was filed by the Registrant with the U.S. Securities and Exchange Commission (the “Commission”) on January 5, 2021, pertaining to the registration of an aggregate of 17,152,699 shares of Class A common stock issuable under the SOC Telemed, Inc. 2020 Equity Incentive Plan, the SOC Telemed, Inc. 2020 Employee Stock Purchase Plan and the Specialists On Call, Inc. 2014 Equity Incentive Plan.

On February 2, 2022, the Registrant entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Spark Parent, Inc., a Delaware corporation (“Parent”), and Spark Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Parent (“Merger Sub”). Pursuant to the Merger Agreement, effective April 6, 2022, Merger Sub merged with and into the Registrant, with the Registrant surviving the merger as a direct, wholly owned subsidiary of Parent.

As a result of the completion of the transactions contemplated by the Merger Agreement, the Registrant has terminated any and all offerings of its securities pursuant to the Registration Statement. In accordance with an undertaking in the Registration Statement to remove from registration, by means of a post-effective amendment, any and all securities that were registered for issuance but remain unsold at the termination of the offering, the Registrant hereby removes from registration any and all securities of the Registrant registered but unsold under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Herndon, Commonwealth of Virginia, on April 6, 2022.

SOC TELEMED, INC.

By:	/s/ Christopher M. Gallagher
	Name:	Christopher M. Gallagher
	Title:	Chief Executive Officer

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